Exhibit 22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-112601) and on Forms S-8 (Nos. 333-111020, 333-32320, and 333-38321) of Vail Resorts, Inc. of our report dated October 4, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement discussed in Note 22, as to which the date is August 24, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
August 24, 2007